UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2011

ARCADIA RESOURCES, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-32935	88-0331369
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9320 Priority Way West Drive, Indianapolis, Indiana	46240
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (317) 569-8234

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On August 13, 2006, Arcadia Health Services, Inc., d/b/a Arcadia Health Care, a subsidiary of Arcadia Resources, Inc. (the “Company”), entered into an Agreement for Appointment of Arcadia Health Services, Inc. Representative with BestCare Travel Staffing, LLC (“BestCare”), the Company, and Steven L. Zeller (the “Representative Agreement”). Steven L. Zeller, who has a beneficial ownership interest in BestCare, was hired as the Company’s Executive Vice President of In-Home Health Care and Staffing on September 24, 2007 and later was appointed to Chief Operating Officer in February 2009. Pursuant to the terms of the Representative Agreement, BestCare was to service the Company’s travel nurse and allied health staffing business. Further, BestCare was to pay its selling, general and administrative expenses and was to be paid commissions by the Company for services it provided based on a specified percentage of gross margin. The Representative Agreement was terminable under certain circumstances and required the Company to purchase BestCare no later than March 31, 2011. The Representative Agreement was entered into prior to Mr. Zeller becoming an officer of the Company.
On April 4, 2011, the Company finalized the purchase of substantially all of the assets of BestCare as required by the Representative Agreement (the “Transaction”) for the total consideration of $890,000 pursuant to the purchase price formula contained in the Representative Agreement, plus the assumption of office and office equipment leases and other contracts in the ordinary course of business. Of the total purchase price, $296,667 was paid at closing, and the Company entered into a promissory note for the remaining balance of $593,333. The note bears interest at a rate of 10% per annum, payable monthly, and is due April 1, 2012, subject to acceleration upon the occurrence of certain events. The Company’s Audit Committee, which consists of all the Company’s independent directors, approved the terms of the Transaction and all documents related thereto.
The Representative Agreement was terminated at the Closing.
Item 1.02. Termination of a Material Definitive Agreement
The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 1.02.
Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On April 4, 2011, the Company received written notification from NYSE Amex (“AMEX”) that, due to the Company’s average closing price of its common stock being less than $0.20 per share over a consecutive 30-day trading period, AMEX has determined the Company is not in compliance with Section 1003(f)(v) of the NYSE Amex LLC Company Guide. AMEX advised the Company that its continued listing is predicated on a reverse stock split to be completed by October 4, 2011.
On April 8, 2011, the Company issued a press release announcing its receipt from AMEX of notice of the Company’s failure to satisfy a continued listing standard. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

Exhibit 99.1	Press Release dated April 8, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2011	Arcadia Resources, Inc.
	By:	/s/ Matthew R. Middendorf
Matthew R. Middendorf
Its: Chief Financial Officer, Treasurer and Secretary